Exhibit 99.1

PRESS RELEASE

For Immediate Release

LumaSense Technologies Closes Acquisition of Mikron Infrared

Acquisition strengthens LumaSense’s presence in clean technology, energy and medical sectors

Santa Clara, CA - May 7, 2007 - LumaSense Technologies, Inc., a leading provider of sensing solutions, today announced it has closed the acquisition of Mikron Infrared (NASDAQ: MIKR), a leader in the field of infrared non-contact temperature measurement and thermal imaging since 1969.

"We are excited to have closed the acquisition successfully," said Vivek Joshi, CEO of LumaSense Technologies. "This acquisition significantly expands LumaSense's solutions portfolio as we grow our business in the clean technology, energy and medical markets. The addition of Mikron further enables LumaSense to address an industry that is demanding better quality solutions, comprehensive global service and support and the highest levels of price for performance."

Mikron represents the fourth acquisition LumaSense has made since 2005. LumaSense's strategy is to acquire leading companies with innovative technology and products and gain significant opportunities for synergies in research & development, manufacturing, and marketing & sales to realize scale and global reach for its customers. The company provides solutions and services in fiber optic and non-contact temperature measurement, thermal imaging, infrared temperature calibration services, gas analysis and emissions monitoring to thousands of customers around the world.

"Mikron’s acquisition by LumaSense provides a unique opportunity to be part of a broader- based sensor technology focused organization,” said Gerry Posner, President and CEO of Mikron. “The similarities of our distribution channels, coupled with the complementary nature of our product portfolios will be a great asset as we grow our business".

Houlihan Lokey Howard & Zukin acted as Mikron's financial advisor and Arent Fox LLP acted as legal advisor to Mikron.  Jones Day acted as LumaSense Technologies' legal advisor and Comerica provided debt financing to LumaSense.

About LumaSense Technologies, Inc.

LumaSense Technologies is a global leader in providing quality sensor instrumentation to the clean technology, medical and energy markets. LumaSense is an operating company with a strategy to acquire other leading sensor instrumentation companies serving similar customers with complementary technologies and products. LumaSense’s acquisitions are industry pioneers with hundreds of global customers: Luxtron Corporation - fiber optic temperature measurement sensors; Innova AirTech Instruments - trace gas monitoring and analysis; Andros - non-dispersive and dispersive infrared gas analysis; Mikron Infrared - non-contact temperature measurement, thermal imaging systems and blackbody calibration instruments. LumaSense is backed by Oak Investment Partners, a leading multi-stage venture capital firm with a 28 year history and DFJ Element, a leading venture capital investor in clean technology.

About Mikron

Mikron Infrared, Inc. (NASDAQ: MIKR) has been an innovative leader in the field of infrared non-contact temperature measurement since 1969. The company is an innovative provider of infrared non-contact temperature solutions for applications in the steel, glass, petroleum, chemistry, food and beverage, glass, medical, power, semiconductor and security industries. Mikron also offers experience in many different thermal applications, specialized software, and custom camera configurations.

For More Information Contact:

LumaSense Technologies
Mark Reis
408-235-3898
m.reis@lumasenseinc.com

Mikron Infrared
Paul Kohmescher
201-405-0900